Exhibit 10.3

RESTRICTED STOCK AGREEMENT

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Grantee:	Robert M. Thornton, Jr.

Grant Date:	August 14, 2025

Number of Shares of Restricted Stock Granted: 100,000

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THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Regional Health Properties, Inc., a Georgia corporation (the “Company”), and the Grantee specified above (the “Grantee”);

WHEREAS, it has been determined that it would be in the best interests of the Company to grant 100,000 shares of common stock of the Company (the “Restricted Stock”) as provided herein to the Grantee (the “Award”);

WHEREAS, the grant of the Award is required under that certain Employment Agreement dated as of an even date herewith between the Company and the Grantee (the “Employment Agreement”); and

WHEREAS, the grant of this Award has been approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the Company and the Grantee hereby mutually covenant and agree as follows:

1. Authority; No Incorporation of Plan by Reference. The grant of Restricted Stock made hereby is made as an independent inducement grant and is therefore not made pursuant to the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”). For the avoidance of doubt, the Restricted Stock is not issued under the Plan and does not reduce the share reserve under the Plan. In the event of a conflict or variance in a definition in the Employment Agreement, this Agreement, or any other document, then the Employment Agreement shall control. Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

2. Grant of Restricted Stock Award. The Company hereby grants to the Grantee, as of the Grant Date specified above, the number of shares of Restricted Stock specified above.

3. Dilution, Dividends, Other Distributions; Voting. The Grantee understands and agrees that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason, and no adjustments shall be made in the number of shares granted for dividends in cash or other property, distributions or other rights in respect of any such granted shares, except (i) as otherwise specifically provided for in this Agreement or (ii) with respect to protections afforded to shares of common stock of the Company generally. Notwithstanding the foregoing, the Grantee, as holder of the Restricted Stock, shall be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock and any securities issued to the Grantee with respect thereto; provided that (i) any such dividends or other distributions payable in the Company’s capital stock or any other any security will be subject to the same vesting and restrictions on transfer requirements as the underlying Restricted Stock and (ii) any dividends or other distributions payable in cash or other property shall be paid, if at all, at the time the Restricted Stock becomes vested pursuant to Section 4 of this Agreement. No dividends may be paid with respect to shares of the Restricted Stock that are forfeited. During the period(s) of time before the applicable shares of Restricted Stock have vested (the “Period(s) of Restriction”), the Grantee may exercise full voting rights with respect to shares of the Restricted Stock and any securities issued with respect thereto.

4. Vesting.

(a) Subject to the provisions of Sections 4(b), Section 4(c) and 4(d) of this Agreement, the Restricted Stock subject to this grant shall become unrestricted and vested as of the date(s) set forth below (each a “Vesting Date”), provided the Grantee has not incurred a Termination of Service for Cause prior to such vesting date:

Vesting Date	Number of Shares
August 14, 2025	33,333
August 14, 2026	33,333
August 14, 2027	33,334

Except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the terms of this Agreement and provided the Grantee has not had a Termination of Service for Cause prior to the applicable Vesting Date.

(b) Accelerated Vesting Upon Death, Disability, Good Reason or Change in Control. In the event (i) the Grantee shall have a Termination of Service as a result of the Grantee’s Death or Disability all outstanding shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service (ii) the Grantee shall have a Termination of Service due to Good Reason all outstanding shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service or (iii) a Change in Control shall have occurred and if the Grantee has a Termination of Service due to Grantee’s termination by Regional for any reason other than for Cause within one (1) year after a Change in Control, then, contingent upon Executive’s signing at that time a commercially reasonable general release in accordance with and subject to the terms and conditions with respect thereto as set forth in Section 6(c) of the Employment Agreement, all unvested shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service. Upon an such accelerated vesting, the Grantee or, in the case of Death, the authorized representative(s) of the estate of the Grantee or any Estate Planning Vehicle shall be entitled to have (i) any non-transferability legend removed from the books and records of the Company’s stock transfer agent and (ii) any stop transfer legends removed from any share certificates if the Company’s common stock is issued in certificated form.

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(c) Termination of Service for Cause. If the Grantee shall have a Termination of Service as a result of a Termination of Service by the Company for Cause (as defined in the Employment Agreement), all shares of Restricted Stock held by the Grantee which are not vested as of the date of the Grantee’s Termination of Service for Cause immediately shall be forfeited and returned to the Company subject to the Committee’s right to accelerate the vesting of such forfeitable Restricted Stock prior to such forfeiture.

(d) Committee Discretion. Notwithstanding anything in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the vesting of any unvested Restricted Stock at any time and for any reason prior to forfeiture.

(e) Certain Definitions. For purposes of this Agreement, “Death” means: (i) the date of actual death as evidenced by a death certificate certified by an applicable governmental authority, (ii) the date on which a medical doctor licensed to practice medicine certifies or testifies to the cessation of brainwave activity of the applicable Person or (iii) in the case of a presumed decedent, the earlier of: (A) the date found by the final decree of a court of competent jurisdiction to be the date of the Grantee’s presumed death or (B) the date which is thirty (30) days after such date as the Company acting in good faith is unable to communicate with the Grantee due to the unexplained absence of the Grantee or (C) the date of an event or occurrence from which the likely death of the Grantee may reasonably be inferred; and the terms “dies” and “deceased” shall have correlative meanings.

(f) Certain Definitions. For purposes of this Agreement, “Good Reason” shall mean (A) except as provided for in the Employment Agreement, the reduction of the Grantee’s Base Salary determined on an annualized basis to a sum which is less than the Grantee’s required Base Salary without Grantee’s advance consent, which consent may be granted or withheld in Grantee’s sole discretion; (B) the failure of the Company to pay or provide or cause to be paid or provided to the Grantee and/or the Grantee’s qualified dependents (as applicable), in each case when due, the Grantee’s Base Salary after notice to the Company and a reasonable opportunity to cure same within five (5) business days of delivery of such notice; (C) other than for matters described in the foregoing clause (B), the Company’s breach of any material provision of the Employment Agreement after notice to the Company and, if curable, a reasonable opportunity to cure same within fifteen (15) days of delivery of such notice, including the Company causing Grantee’s Termination of Service without Cause; (D) any substantial and sustained adverse change in the Grantee’s duties and responsibilities to or for the Company after notice to the Company and a reasonable opportunity to cure same within fifteen (15) days of delivery of such notice; provided however, that (1) a change in or maintenance of the Grantee’s authority or responsibility of the Grantee’s duties and responsibilities with respect to the Company’s pre-existing business in connection with any acquisition, reorganization, merger, consolidation, other business combination or Change of Control (individually and collectively, an “Expansion”) or (2) a change in or diminution of the Grantee’s authority or responsibility with respect to the Company’s then pre-existing business in connection with any sale of subsidiary or sale or spin-off of assets of the Company or its subsidiaries or controlled Affiliates or liquidation or dissolution thereof (individually and collectively, a “Contraction”) shall not be deemed to constitute Good Reason if (i) in the case of an Expansion, the Grantee’s material duties and responsibilities with respect to Company’s operations after the Expansion (but only with respect to the Company’s pre-Expansion operations) remain materially the same as or substantially similar to his duties and responsibilities with respect to such operations before the Expansion and (ii) in the case of a Contraction, the Grantee’s material duties and responsibilities with respect to Company’s operations after the Contraction with respect to the Company’s remaining post-Contraction operations remain materially the same as or substantially similar to his duties and responsibilities with respect to such operations before the Contraction, or (E) any relocation of the location at which the Grantee is required to provide his services to a location that is more than twenty (20) miles from its location as of the Effective Date; provided, further, that Good Reason shall cease to exist for any grounds for Good Reason under clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the Grantee’s Knowledge thereof, unless the Grantee has given the Company written notice thereof prior to such date and provided, further, that Good Reason shall cease to exist for any grounds for Good Reason under clause (E) on the 90th day following the earlier of its occurrence or the Grantee’s Knowledge thereof, unless the Grantee has given the Company written notice thereof prior to such date. For purposes of this Employment Agreement, “Knowledge” means the actual knowledge of the Grantee and the knowledge that the Grantee would reasonably be expected to obtain in the course of diligently performing his duties for the Company.

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5. Period of Restriction; Delivery of Unrestricted Shares. During the applicable Period of Restriction, the Committee may provide that the book entry records of the Company for any unvested shares of Restricted Stock may reflect a stop transfer notation for purposes of this Agreement if the Company generally provides for such notations for grants of restricted stock to its executive officers and may provide that certificates for any unvested shares of Restricted Stocks shall bear an appropriate legend restricting the transfer of such shares of Restricted Stock for purposes of this Agreement if the Company generally provides for such notations for grants of restricted stock to its executive officers. After the vesting from time to time of any shares of Restricted Stock, the Company shall cause such stop transfer notations and/or legends to be removed from such vested shares promptly and in all events within five (5) business days of the Grantee’s demand with respect thereto (except, for the avoidance of doubt, any legends requiring compliance with securities laws).

6. Non-Transferability. The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Grantee (or any beneficiary(ies) of the Grantee), other than (i) by testamentary disposition by the Grantee or the laws of descent and distribution or (ii) the gratuitous transfer to an Estate Planning Vehicle for the benefit of Grantee or for the benefit of any Family Member of the Grantee (a “Permitted Transferee”), provided that such Permitted Transferee enters into an agreement and consent to limited transfer in such form as the Company, in its sole and absolute discretion shall provide. For purposes of this Agreement, “Estate Planning Vehicle” means, with respect to Grantee, a trust, the beneficiaries of which are any one or more of (i) the Grantee, (ii) Family Members of the Grantee, in each case, for bona fide estate planning purposes or (iii) CareVest Capital, LLC, a Georgia limited liability company (“CareVest”) as long as CareVest is solely owned by Grantee or Family Members of Grantee. For purposes of this Agreement, “Family Member” means, the Grantee’s spouse, including any life partner or similar statutorily recognized domestic partner, sibling, child, or grandchild (whether natural or adopted). Except as permitted by the terms of this Section 6, any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock prior to the vesting of the applicable shares of Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock prior to the vesting of the applicable shares of Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Employment Agreement shall be null and void and without legal force or effect.

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7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof. In performing their respective obligations under this Agreement, each of the parties shall have a duty to act reasonably and in good faith. Subject to Section 8 of this Agreement, the parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

8. Incorporation of Arbitration Provisions from Employment Agreement. The provisions of Section 18(a) of the Employment Agreement shall apply mutatis mutandis with respect to any dispute or claim under this Agreement.

9. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and other obligations) which the Company, in its good faith business judgment, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended (the “Code”) and/or any other applicable law with respect to the Restricted Stock and, if the Grantee fails to do so, the Company may otherwise refuse to transfer any shares issued pursuant to this Agreement. Unless prohibited by applicable law, when taxes are to be withheld in connection with the vesting or other lapse of restrictions on the Restricted Stock, (the date on which such vesting occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods: (i) payment of an amount in cash equal to the amount to be withheld (through a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver promptly to the Company, the amount to be withheld); (ii) delivering part or all of the amount to be withheld in the form of shares of equity securities of the Company valued at their Fair Market Value on the Tax Date; (iii) requesting the Company to withhold from those shares of Restricted Stock that would otherwise vest, a number of shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or (iv) withholding from any other compensation otherwise due to the Grantee; provided however, that without the consent of the Committee, in its sole discretion, the maximum amount of tax withholding upon vesting shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state, and local law that will not result in adverse financial accounting consequences with respect to such vesting Restricted Stock and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. An election by the Grantee under this Section is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements. Notwithstanding the foregoing, if Grantee makes an election under Section 83(b) of the Code, the Grantee shall remit to the Company an amount, if any, sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in clauses (i) and (ii) of this Section. For purposes of this Section 9, “Fair Market Value” means, unless the Grantee and the Committee otherwise agree, a price that is based on the closing price of a share of the applicable equity security of the Company as reported on the NYSE American on the applicable date or on the established stock exchange which is the principal exchange upon which the shares of the applicable equity security of the Company are traded on the applicable date or, if such shares of the applicable equity security of the Company are not traded on such date, the immediately preceding trading day. Alternatively, if the shares of the applicable equity security of the Company are exclusively traded over the counter at the time a determination of Fair Market Value is required to be made under this Section 9, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a share of the applicable equity security of the Company on the applicable date, or if no such trades were made that day then the most recent date on which Shares were so traded. In the event shares of the applicable equity security of the Company are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it in reasonable good faith deems appropriate. Absent manifest error, the Fair Market Value that the Committee determines in accordance with the requirements of this Section shall be final, binding, and conclusive on the Company, any Affiliate of the Company, the Grantee, and any Permitted Transferee.

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10. Section 83(b). If the Grantee properly elects (as required by Section 83(b) of the Code) within the period provided by the Code or any applicable amendment to the Code (currently 30 days from the date of this Agreement) to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of some or all of shares of Restricted Stock, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock with respect to which such election has been made. If the Grantee shall fail to make such payment, the Company shall, to the extent permitted by applicable law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 9 of this Agreement. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Grantee elects to make such election, and the Grantee agrees to timely provide the Company with a copy of any such election, together with evidence of timely filing of such election with the appropriate Internal Revenue Service Center (which evidence may, in the absence of an available file stamped copy or certified proof of mailing, consist of an affidavit signed by the Grantee).

11. Entire Agreement; Amendment. This Agreement, together with the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Grantee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing (which, for avoidance of doubt, includes the use of electronic, internet or other non-paper means) and such notice shall be deemed duly given only upon receipt thereof by the Corporate Secretary of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing (which, for avoidance of doubt, includes the use of electronic, internet or other non-paper means) and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

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13. No Right to Employment or Service; Certain Definitions. Subject to the express provisions of Section 4 of this Agreement, any questions as to whether and when there has been a Termination of Service shall be determined in the good faith business judgment of the Committee, subject to Grantee’s right to contest such determination by arbitration in accordance with Section 8 of this Agreement. For purposes of this Agreement, “Termination of Service” means that the Grantee has terminated employment with the Company and each of its Affiliates and (i) is not or is no longer providing services to the Company or any Affiliate of the Company, either individually or through an entity controlled by the Grantee, as an employee, consultant or other service provider to the Company or an Affiliate of the Company and (ii) is not or is no longer serving as a director of the Company or any Affiliate of the Company.

14. Transfer of Personal Data. The Grantee authorizes, agrees, and consents to the transmission by the Company of any personal data related to the Restricted Stock awarded under this Agreement solely for legitimate business purposes solely for the administration of this Agreement and the shares of Restricted Stock issued hereunder. This authorization and consent is freely given by the Grantee.

15. Compliance with Laws. The issuance of the Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.

16. Section 409A. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent.

17. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and Grantee, his heirs, and permitted assigns under Section 6 of this Agreement; provided that this Agreement shall not be assigned by the Company, unless all of the shares of Restricted Stock have fully vested, without the consent of the Grantee whose consent will not be unreasonably withheld, conditioned or delayed. The Grantee shall not assign (except in accordance with Section 6 of this Agreement) any part of this Agreement without the prior express written consent of the Company.

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18. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

21. Severability. If any provision of this Agreement or the application of any such provision to the Grantee, the Company or any person or entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision, and the economic benefits intended to be granted hereunder, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

22. Acquired Rights. This Agreement shall not (i) confer upon Grantee any right to continued employment or otherwise interfere in any way with the Company’s right to terminate Grantee’s employment at any time, (ii) alter any rights of Grantee under the Employment Agreement or (ii) give the Grantee any right to any grants or awards from the Company in the future whatsoever.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent S. Morrison
Name:	Brent S. Morrison
Title:	Chief Executive Officer and President

GRANTEE

/s/ Robert M. Thornton, Jr
Name:	Robert M. Thornton, Jr.

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